Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMSCOPE ANNOUNCES FIRST QUARTER 2006 RESULTS

•                  Record sales of $352 million, up 14% year over year

•                  Record orders of $444 million

•                  Operating income and earnings more than doubled year over year

•                  Diluted EPS of $0.19; adjusted EPS of $0.22, excluding restructuring costs

•                  Operating margin of 6.6%, excluding restructuring costs

Hickory, NC — (April 27, 2006) CommScope, Inc. (NYSE: CTV) today announced first quarter results for the period ended March 31, 2006. The Company reported first quarter sales of $352.3 million and net income of $12.7 million, or $0.19 per diluted share. The reported net income includes after-tax charges of $2.4 million related to restructuring costs. Excluding restructuring costs, adjusted earnings were $15.2 million, or $0.22 per diluted share.

For the first quarter of 2005, CommScope reported sales of $309.1 million and net income of $5.5 million, or $0.09 per diluted share. The first quarter 2005 net income included after-tax restructuring charges of $1.3 million, or $0.02 per diluted share.

“Despite rising raw material costs, we delivered a strong start to the year,” said Frank M. Drendel, CommScope Chairman and Chief Executive Officer. “We are encouraged by the positive order trends across each of our segments. While we continue to face a challenging commodity cost environment, we intend to continue adjusting pricing to recover our costs.”

Sales Overview

Sales for the first quarter of 2006 increased 14.0% year over year, primarily driven by price increases in response to higher raw material costs and improved Broadband and Carrier segment sales volumes.

	First	Fourth	First
	Quarter	Quarter	Quarter	% Change
($ in millions)	2006	2005	2005	YOY	Sequential

Enterprise	$172.1	$163.1	$157.7	9.1%	5.5%
Broadband	$125.9	$119.3	$108.1	16.5%	5.5%
Carrier	$54.7	$64.0	$44.1	24.0%	-14.5%
Inter-segment eliminations	$(0.4)	$(0.6)	$(0.8)	n/a	n/a

Total CommScope Net Sales	$352.3	$345.8	$309.1	14.0%	1.9%

Enterprise segment sales rose 9.1% year over year to $172.1 million, primarily due to higher sales prices for most cable products and higher global sales volumes. Enterprise sales increased year over year in all regions except the Europe/Middle East/Africa region, which experienced weaker market conditions than the first quarter of 2005.

Broadband segment sales rose to $125.9 million, up 16.5% year over year, as a result of both higher prices for coaxial cable products and increased global sales volumes.

Carrier segment sales rose 24.0% year over year to $54.7 million due to increased demand for Integrated Cabinet Solutions (ICS) products.

Total international sales rose 3.8% year over year to $107.2 million, or approximately 30% of total company sales.

Overall external orders booked in the first quarter of 2006 were $443.9 million. Book-to-bill ratios were positive in all segments with particular strength in the Carrier and Enterprise segments.

Additional Price Increases Announced

In response to substantial cost increases for certain key commodities, CommScope has announced additional price increases on selected cable products. CommScope is also implementing a new price adjustment mechanism in the Enterprise market due to the continuing volatility in the cost of copper. The Company intends to take additional pricing actions as necessary to recover the rising cost of raw materials.

Global Manufacturing Initiatives

CommScope’s first quarter 2006 results reflect pretax restructuring charges of $3.7 million ($2.4 million after tax) for employee-related and equipment relocation costs associated with the Company’s global manufacturing initiatives.

The global manufacturing initiatives, which were announced in September 2005, continue to progress on schedule. The initiatives are designed to improve service and reduce costs by redistributing production among global facilities and improving the efficiency of certain manufacturing processes. CommScope anticipates annualized pretax savings of $35-$40 million once the initiatives are completed in early 2007. The Company expects to realize about half of these annualized pretax savings during 2006, primarily in the second half of the year.

Other First Quarter 2006 Highlights

•                  Gross margin for the first quarter rose to 24.1%, up 70 basis points from the year-ago level. Gross margin improved year over year primarily due to higher sales volumes. The positive impact of higher sales prices was essentially offset by higher raw material costs.

•                  SG&A for the first quarter of 2006 was $54.2 million or 15.4% of sales, compared to $53.9 million or 17.4% of sales in the year-ago quarter. SG&A declined as a percentage of sales primarily due to higher sales levels, ongoing cost management and lower bad debt expense.

•                  First quarter 2006 results include $1.0 million (pretax) of equity-based compensation expense related to the implementation of SFAS 123(R).

•                  Operating income for the first quarter of 2006 was $19.3 million or 5.5% of sales. Excluding restructuring costs, operating income would have been $23.1 million or 6.6% of sales. In the year-ago quarter, operating income was $8.5 million or 2.7% of sales. Adjusted operating income was $10.5 million or 3.4% of sales for the first quarter of 2005, excluding restructuring charges.

•                  Total depreciation and amortization expense was $14.2 million for the first quarter, which included $3.9 million of intangibles amortization.

•                  The effective tax rate for the first quarter of 2006 was 36.5%, compared to 24.7% in the year-ago quarter. The increase in the effective tax rate was due primarily to changes in the mix of international and domestic income.

•                  Net cash used in operating activities in the first quarter was $18.4 million. The use of cash primarily reflects increased accounts receivable, payments related to year-end incentive programs and severance payments related to the implementation of the global manufacturing initiatives.

•                  During the first quarter of 2006, capital spending was $6.8 million. CommScope also acquired the MC2® trunk and distribution cable television products business and certain other assets from Trilogy Communications, Inc. for $13.8 million. CommScope received proceeds from the exercise of stock options of $27.7 million during the quarter.

Outlook

“In the face of rapidly rising material costs, we are pleased to start 2006 with solid first quarter financial results,” said Jearld L. Leonhardt, Executive Vice President and Chief Financial Officer. “The strong order input for the first quarter confirms our belief that our end markets are improving. While we remain concerned about the volatile raw material environment, we intend to continue taking appropriate actions to recover costs. Looking ahead to the second quarter, we anticipate sales of $390-$410 million and operating margin of 7.0%-8.0%, excluding special items,” Leonhardt stated.

“We are updating our guidance for calendar year 2006 to reflect our expectation of improving Enterprise sales volume and higher sales prices,” noted Leonhardt. “We now expect 2006 sales in the $1.475-$1.525 billion range. While we face the challenge of rising raw material costs, we believe that we can achieve a 2006 operating margin around the 8.5% level, excluding special charges. The expected benefits of higher prices, the global manufacturing initiatives, the new agreement with represented employees at the Omaha facility, the MC2 asset acquisition and normal seasonal trends should all help drive operating margin in the second half of 2006 higher than the first half of the year,” Leonhardt added.

Conference Call Information

CommScope plans to host a call today at 5:00 p.m. EDT to discuss first quarter results. You are invited to listen to the conference call or live webcast with Frank Drendel,

Chairman and CEO; Brian Garrett, President and COO; and Jearld Leonhardt, Executive Vice President and CFO.

To participate in the conference call, domestic and international callers should dial +1- 212-676-5389. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available via the Presentations page on CommScope’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=101146&p=irol-presentations.

If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284. International callers should dial 1-402-977-9140 for the replay. The replay ID is 21290157. The replay will be available through Thursday, May 4. A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope’s web site.

About CommScope

CommScope (NYSE: CTV – www.commscope.com) is a world leader in the design and manufacture of “last mile” cable and connectivity solutions for communication networks. Through its SYSTIMAX® SolutionsTM and Uniprise® Solutions brands CommScope is the global leader in structured cabling systems for business enterprise applications. It is also the world’s largest manufacturer of coaxial cable for Hybrid Fiber Coaxial applications. Backed by strong research and development with a Bell Labs heritage, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, the business position, plans, transition, outlook, revenues, margins, accretion, earnings, global manufacturing initiatives, recent product-line acquisition, synergies and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. These forward-looking statements are identified by the use of certain terms and phrases, including but not limited to “intends,” “intend,” “intended,” “goal,” “estimate,” “estimates,” “expects,” “expect,” “expected,” “expectations,” “project,” “projects,” “projected,” “projections,” “plans,” “anticipates,” “anticipated,” “should,” “designed to,” “foreseeable future,” “believe,” “believes,” “think,” “thinks” and “scheduled” and similar expressions. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results of CommScope to differ materially include, but are not limited to, changes in cost and availability of key raw materials and our ability to recover these costs from our customers through price increases; the challenges of executing our previously announced global manufacturing initiatives; the integration and expected synergies related to the acquisition of the MC2® product line from Trilogy Communications, Inc.; customer demand for our products and the ability to maintain existing business alliances with key Enterprise, Broadband and Carrier customers or distributors; competitive pricing and acceptance of our products; industry competition and the ability to retain customers through product innovation; possible production disruption due to supplier bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; the possibility of further restructuring actions; possible future impairment charges for fixed or intangible assets; increased obligations under employee benefit plans; ability to achieve expected sales, growth and earnings goals; ability to achieve expected benefits from future acquisitions; costs of protecting or defending our intellectual property; ability to obtain capital on commercially reasonable terms; adequacy and availability of insurance; costs and challenges of compliance with domestic and foreign environmental laws; variability in expected tax rate; product performance issues and associated warranty claims; regulatory changes affecting us or the industries we serve; any changes required by the Securities and Exchange Commission in connection with its review of our public filings; authoritative changes in generally accepted accounting principles by standard-setting bodies; environmental remediation issues; terrorist activity or armed conflict; political instability; major health concerns; and any statements of belief and any statements of assumptions underlying any of the foregoing. For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission, which are available on CommScope’s website or at www.sec.gov. In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACTS:
Phil Armstrong	Betsy Lambert, APR
Investor Relations	Media Relations
(828) 323-4848	(828) 323-4873

CommScope, Inc.

Condensed Consolidated Statements of Operations

(Unaudited – In thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005

Net sales	$352,254	$309,054

Operating costs and expenses:
Cost of sales	267,515	236,892
Selling, general and administrative	54,177	53,882
Research and development	7,465	7,770
Restructuring costs	3,749	2,029
Total operating costs and expenses	332,906	300,573

Operating income	19,348	8,481
Other income (expense), net	638	(57)
Interest expense	(1,985)	(2,078)
Interest income	2,053	999
Income before income taxes	20,054	7,345
Income tax expense	(7,327)	(1,811)
Net income	$12,727	$5,534

Net income per share:
Basic	$0.22	$0.10
Assuming dilution (a)	$0.19	$0.09

Weighted average shares outstanding:
Basic	56,724	54,512
Assuming dilution (a)	70,667	66,784

(a) Calculation of net income per share, assuming dilution:

Net income (basic)	$12,727	$5,534
Convertible debt add-back (b)	629	629
Numerator (assuming dilution)	$13,356	$6,163

Weighted average shares (basic)	56,724	54,512
Dilutive effect of:
Stock options (c)	2,373	778
Phantom stock and performance units	76	—
Convertible debt (b)	11,494	11,494
Denominator (assuming dilution)	70,667	66,784

(b) In March 2004, the Company issued $250 million of 1% convertible senior subordinated debentures, which are convertible into shares of common stock at a conversion rate of 45.9770 shares per $1,000 principal amount representing a conversion price of $21.75 per share. These debentures are convertible into shares of CommScope common stock under specific circumstances as described in the Company’s Form 10-K for the year ended December 31, 2005.

(c) Options to purchase approximately 0.6 million and 5.6 million common shares were excluded from the computation of net income (loss) per share, assuming dilution, for the three months ended March 31, 2006 and March 31, 2005, respectively, because they would have been antidilutive.

CommScope, Inc.

Condensed Consolidated Balance Sheets

(Unaudited – In thousands, except share amounts)

	March 31, 2006	December 31, 2005
Assets

Cash and cash equivalents	$133,226	$146,549
Short-term investments	108,746	102,101
Total cash, cash equivalents and short-term investments	241,972	248,650

Accounts receivable, less allowance for doubtful accounts of $12,944 and $13,644, respectively	191,561	165,608
Inventories	137,303	123,603
Prepaid expenses and other current assets	17,694	26,156
Deferred income taxes	25,761	25,245
Total current assets	614,291	589,262

Property, plant and equipment, net	261,986	252,877
Goodwill	151,360	151,356
Other intangibles, net	73,250	69,297
Deferred income taxes	22,595	24,623
Other assets	14,636	14,766

Total Assets	$1,138,118	$1,102,181

Liabilities and Stockholders’ Equity

Accounts payable	$77,644	$63,444
Other accrued liabilities	75,525	100,498
Current portion of long-term debt	13,000	13,000
Total current liabilities	166,169	176,942

Long-term debt	281,050	284,300
Pension and postretirement benefit liabilities	99,502	101,989
Other noncurrent liabilities	17,395	16,925
Total Liabilities	564,116	580,156

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; Authorized shares: 20,000,000; Issued and outstanding shares: None at March 31, 2006 and December 31, 2005	—	—
Common stock, $.01 par value; Authorized shares: 300,000,000; Issued shares, including treasury stock: 68,042,350 at March 31, 2006 and 66,073,347 at December 31, 2005; Issued and outstanding shares: 57,842,350 at March 31, 2006 and 55,873,347 at December 31, 2005	681	661
Additional paid-in capital	490,175	462,842
Deferred equity compensation	—	(8,980)
Retained earnings	229,415	216,688
Accumulated other comprehensive loss	(734)	(3,651)
Treasury stock, at cost: 10,200,000 shares at March 31, 2006 and December 31, 2005	(145,535)	(145,535)
Total Stockholders’ Equity	574,002	522,025

Total Liabilities and Stockholders’ Equity	$1,138,118	$1,102,181

CommScope, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited – In thousands)

	Three Months Ended March 31,
	2006	2005

Operating Activities:
Net income	$12,727	$5,534
Adjustments to reconcile net income to net cash used in
operating activities:
Depreciation and amortization	14,216	15,743
Equity based compensation	1,020	—
Deferred income taxes	1,614	1,370
Restructuring costs related to fixed asset impairment
and curtailment	—	1,678
Tax benefit from stock option exercises	—	87
Changes in assets and liabilities	(47,970)	(33,088)
Net cash used in operating activities	(18,393)	(8,676)

Investing Activities:
Additions to property, plant and equipment	(6,762)	(8,226)
Acquisition of MC2 product line	(13,810)	—
Acquisition of Connectivity Solutions	—	653
Net (purchases of) proceeds from short-term investments	(6,645)	9,158
Proceeds from disposal of fixed assets	297	426
Net cash provided by (used in) investing activities	(26,920)	2,011

Financing Activities:
Principal payments on long-term debt	(3,250)	(3,250)
Proceeds from exercise of stock options	27,670	320
Tax benefit from stock option exercises	7,143	—
Net cash provided by (used in) financing activities	31,563	(2,930)

Effect of exchange rate changes on cash	427	(517)

Change in cash and cash equivalents	(13,323)	(10,112)
Cash and cash equivalents, beginning of period	146,549	99,631
Cash and cash equivalents, end of period	$133,226	$89,519

CommScope, Inc.

Sales and Operating Income by Reportable Segment

(Unaudited – In millions)

	Three Months Ended March 31,
	2006	2005
Net Sales:
Enterprise	$172.1	$157.7
Broadband	125.9	108.1
Carrier	54.7	44.1
Inter-segment eliminations	(0.4)	(0.8)
Consolidated Net Sales	$352.3	$309.1

Operating Income (Loss):
Enterprise	$11.3	$8.9
Broadband	8.0	6.5
Carrier	—	(6.9)
Consolidated Operating Income	$19.3	$8.5